Exhibit 10.1

LOAN AGREEMENT

Borrower:	American Electric Technologies, Inc.	Lender:	Frost Bank
Address:	Suite 600	Address:	P.O. Box 1600
	1250 Wood Branch Park Dr.		San Antonio, Texas 78296
Houston, Texas 77079

THIS LOAN AGREEMENT (this “Loan Agreement”) is dated December 29, 2015 by and between Borrower and Lender.

ARTICLE I

Definitions and Use of Terms

Section 1.01. Certain Definitions. As used herein, the following terms have the meanings indicated, unless the context otherwise requires:

“Accounts” means any right of Borrower to payment for goods sold or leased or for services rendered, but shall not include interest or service charges.

“Account Debtor” means a Person who is obligated on or under an Account.

“Advance” means a disbursement by Lender of any of the proceeds of a Loan.

“Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

“Applicable Bankruptcy Law” means the United States Bankruptcy Code or any other present or future insolvency, bankruptcy, liquidation, conservatorship, reorganization or moratorium Governmental Requirement or other similar Governmental Requirements.

“Borrowing Base” means an amount equal to the sum of (a) 80% of Borrower’s Eligible Accounts, plus (b) 50% of Borrower’s Eligible Inventory, plus (c) 70% of Borrower’s or a Guarantor’s Eligible Equipment; provided, however, the amount included in clause (b) shall not exceed 50% of the total Borrowing Base as calculated hereunder.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed, or are in fact closed.

“Closing Date” means the date of this Loan Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

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“Collateral” means any and all Property and rights and interests in or to Property of Borrower and each of the Obligated Parties, whether tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Loan Documents.

“Declining Revolving Credit Commitment” is defined in Section 2.01(b).

“Declining Revolving Credit Loans” is defined in Section 2.01(b).

“Declining Revolving Credit Note” means a promissory note executed by Borrower and payable to the order of Lender, evidencing the Declining Revolving Credit Loans made by Lender, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.

“Deeds of Trust” means, collectively, mortgages, deeds to secure, deeds of trust, leasehold mortgages, leasehold deeds to secure, leasehold deeds of trust or other security documents or instruments of a similar nature which create a Lien or security interest from time to time in, to or covering the Property or any other property of Borrower or any Obligated Party to secure the Obligations, including any modifications, amendments, supplements, ratifications, and restatements thereto.

“Default” means any event or circumstance that constitutes an Event of Default or, that with, the lapse of time, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Distributions” means all dividends and other distributions made by a Person to its equity holders.

“Due From Account” means an asset account in the general ledger of Borrower that indicates the amount of deposits currently held at another company.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“Eligible Accounts” means as of any date, an amount equal to the lesser of the aggregate net invoice or ledger amount owing on all Accounts after deducting (without duplication): (a) each such Account that is unpaid 60 days or more after the original payment due date thereof, (b) the amount of all discounts, allowances, rebates, credits and adjustments to such Accounts, (c) the amount of all contra accounts, setoffs, defenses or counterclaims asserted by or available to the Account Debtors, (d) all Accounts with respect to which goods are placed on consignment or subject to a guaranteed sale or other terms by reason of which payment by the Account Debtor may be conditional, (e) all Accounts with respect to which Borrower has furnished a payment and/or performance bond and that portion of any Account for or representing retainage, if any, until all prerequisites to the immediate payment of retainage have been satisfied, (f) all Accounts owing by Account Debtors for which there has been instituted a proceeding in bankruptcy or reorganization under Applicable Bankruptcy Law or who has made an assignment for the benefit of creditors or fails to pay its debts as they become due, (g) all Accounts owing by any Affiliates of Borrower, (h) all Accounts in which the Account Debtor is the United States or any department, agency or instrumentality of the United States, except to the extent an acknowledgment of assignment to Lender of such Account in compliance with the

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Federal Assignment of Claims Act and other applicable Governmental Requirements has been received by Lender, (i) all Accounts due Borrower by any Account Debtor whose principal place of business is located outside the United States, (j) all Accounts subject to any provision prohibiting assignment or requiring notice of or consent to such assignment, (k) that portion of all Account balances owing by any single Account Debtor which exceeds 25% of the aggregate of all Accounts which are owing to Borrower by all Account Debtors, (l) all Accounts that do not comply with Governmental Requirements, (m) all Accounts evidenced by chattel paper or an instrument, (n) all Accounts that are not payable in Dollars, (o) all Accounts which are not subject to a first priority perfected Lien in favor of Lender or are subject to a Lien in favor of any other Person, (p) all Due From Accounts owed to Borrower from any Affiliate, and (p) any other Accounts deemed unacceptable by Lender in its Permitted Discretion; provided, however, if more than 20% of the then balance owing by any single Account Debtor is unpaid 60 days or more after the original payment due date, then the aggregate amount of all Accounts owing by such Account Debtor will be excluded from Eligible Accounts.

“Eligible Equipment” means as of any date, an amount equal to the aggregate of the net depreciated value of all equipment and other goods used or bought for use primarily in Borrower’s business and which are not included as inventory, excluding (a) equipment for which Borrower does not have good title, (b) equipment which is not subject to a first priority perfected Lien in favor of Lender or is subject to Liens in favor of any other Person, (c) equipment that is not in good working order and condition (ordinary wear and tear excepted), is not used or held for use by Borrower in the ordinary course of business, or which Lender, in its Permitted Discretion, deems to be obsolete, unsalable, damaged, defective or unfit for operation, (d) fixtures, (e) equipment located outside the United States, (f) equipment for which the full purchase price has not been paid by Borrower, (g) equipment that is not located on premises that are (i) either owned by Borrower or (ii) leased by Borrower and the landlord of such premises has delivered to Lender an agreement waiving or subordinating any Lien in favor of such landlord, such agreement to be in form and substance satisfactory to Lender, and (h) equipment that is subject to any agreement which restricts the ability of Borrower to use, sell, transport or dispose of such equipment or which restricts Lender’s ability to take possession of, sell or otherwise dispose of such equipment.

“Eligible Inventory” means as of any date, an amount equal to the aggregate value of all inventory of raw materials and work in progress (not to exceed $500,000.00) (excluding finished goods and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by Borrower and held for sale, lease or other disposition in the ordinary course of its business, excluding (a) inventory which is damaged, defective, obsolete or otherwise unsaleable in the ordinary course of Borrower’s business, (b) inventory which has been returned or rejected, (c) inventory located outside the United States, (d) inventory subject to any consignment arrangement, a sale-or-return arrangement or other similar arrangement between Borrower and any other Person, (e) inventory that does not comply with any applicable Governmental Requirement with respect to its manufacture, use or sale, and (e) inventory which is not subject to a first priority Lien in favor of Lender or is subject to a Lien in favor of any other Person. For purposes of this definition, Eligible Inventory will be valued at the lower of cost or market value.

“Eligible Stocks” means any common or preferred stock which (a) is not subject to statutory or contractual restrictions on sales or Liens, (b) is traded on a U.S. national stock exchange or included in the National Market tier of NASDAQ and (c) has, as of the close of trading on an applicable exchange (excluding after hours trading), a per share price of at least $10.00.

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“Environmental Laws” means any and all Federal, state, local, and foreign Governmental Requirements, judgments, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of health and the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a Plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041 A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Article IX.

“Financial Statements” means financial information of Borrower, any Subsidiary and any Obligated Party, as required and set forth in Section 6.01 as, at the time in question, have been most recently furnished to Lender.

“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the United States, the state, the county, the city or any other political subdivision in which the Property is located, and any court or political subdivision, agency, or instrumentality having jurisdiction over Borrower, its Subsidiaries, any Obligated Party or the Property, domestic or foreign.

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“Governmental Requirements” means all constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority applicable to Borrower, its Subsidiaries, any Obligated Party or the Property.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person who executes a Guaranty in favor of Lender.

“Guaranty” means a continuing guaranty of the Obligations executed by a Guarantor, in form and substance satisfactory to Lender, as the same may be amended, modified, restated, ratified, supplemented, or replaced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Improvements” means any and all buildings, covered garages, air conditioning towers, open parking areas, structures and other improvements of any kind or nature, and any and all additions, alterations, betterments or appurtenances thereto, now or at any time hereafter situated, placed or constructed upon the Land or any part thereof.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

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(c) net obligations of such Person under any Interest Rate Protection Agreement; (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not past due); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; and (g) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate exchange agreement, currency exchange agreement, foreign exchange agreement, interest rate and currency exchange agreement, forward rate agreement, rate floor agreement, interest rate protection agreement, interest rate cap agreement, rate collar agreement, any option agreement respecting the foregoing, International Swaps and Derivatives Association, Inc. (ISDA) Master Agreement, or any similar agreement or arrangement and any schedule, confirmation, exhibit, document or instrument evidencing any interest in a transaction covered by any such agreement now existing or hereafter entered into by a Person to hedge the risk of variable interest rate volatility or fluctuations of interest rates, as the same may be modified, supplemented, amended or revised and in effect from time to time.

“IRS” means the United States Internal Revenue Service.

“Land” means the real estate described in Schedule 1.

“Letter of Credit” means any letter of credit issued by Lender or any of its Affiliates for the account of Borrower pursuant to Article III.

“Letter of Credit Agreement” means an Application and Agreement for Standby Letter of Credit, or an Amendment Request Form in each case properly completed and signed by Borrower requesting issuance, amendment, renewal or extension of a Letter of Credit, and any other document related to a Letter of Credit, all in form and substance satisfactory to Lender.

“Letter of Credit Liabilities” means, at any time, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate amount of all disbursements made by Lender under the outstanding Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” are defined in Section 2.01, each individually a “Loan”.

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“Loan Documents” means this Loan Agreement, the Notes, all Guaranties, all Deeds of Trust, all Security Agreements, all Interest Rate Protection Agreements, all Letters of Credit, all Letter of Credit Agreements, and such other documents, instruments and agreements, evidencing, securing or pertaining to the Obligations as will from time to time be executed and delivered to Lender by Borrower, any Subsidiary, any Obligated Party, or any other party pursuant to this Loan Agreement, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.

“Managerial Official” means, with respect to any Person, an officer or a governing Person of such Person.

“Margin Stock” has the meaning given thereto in Section 221.3(v) of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (January 1, 1983 revision), as amended from time to time.

“Material Adverse Change” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), condition (financial or otherwise) of Borrower or Borrower and its Subsidiaries and Obligated Parties taken as a whole; (b) a material impairment of the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower or any Obligated Party of any Loan Document to which it is a party or the rights of Lender under any Loan Document; or (d) a material and adverse restatement or revision of a previously submitted financial statement pursuant to an audit.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 400l(a)(3) of ERISA, to which Borrower, any Subsidiary, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Notes” means, collectively, the Revolving Credit Note and the Declining Revolving Credit Note, and any renewals, extensions, modifications, refinancings, consolidations and substitutions thereof.

“Obligated Party” means any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the Obligations.

“Obligations” mean all present and future Indebtedness, obligations and liabilities of Borrower to Lender arising pursuant to the Loans, this Loan Agreement or any of the other Loan Documents or otherwise, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Applicable Bankruptcy Law naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Patriot Act” is defined in Section 5.16.

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“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower, any Subsidiary, or any ERJSA Affiliate or to which Borrower, any Subsidiary, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) credit judgment.

“Person” means any individual, firm, corporation, association, partnership, joint venture, trust, entity, unincorporated organization or Governmental Authority.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower, any Subsidiary, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Property” means the Land, the Improvements and all other property owned by Borrower or any Affiliate, whether real or personal, tangible or intangible.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Revolving Credit Commitment” is defined in Section 2.01(a).

“Revolving Credit Loans” is defined in Section 2.01(a).

“Revolving Credit Note” means a promissory note executed by Borrower and payable to the order of Lender, evidencing the Revolving Credit Loans made by Lender, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.

“Security Agreements” means, collectively, (a) the Security Agreement executed by Borrower, in form and substance satisfactory to Lender, creating a Lien in favor of Lender, and (b) any security agreement executed by any Person in connection with this Loan Agreement, as each may be amended, modified, ratified, supplemented, restated or replaced from time to time.

“Subordinated Debt” means any Indebtedness owing by Borrower which has been subordinated by written agreement to all Indebtedness now or hereafter owing by Borrower to Lender, such agreement to be in form and substance satisfactory to Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

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Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of Borrower.

“Survey” means a survey of the Land consisting of a plat and field notes, prepared by a Registered Professional Land Surveyor, acceptable to Lender, which survey will: (a) reflect the actual dimensions of the Land, the gross and net area of the Land, the location of any easements, rights-of-way, setback lines, encroachments or overlaps thereof or thereover and the outside boundary lines of any Improvements located thereon; (b) identify by recording reference any easements, setback lines or other matters referred to in the title commitment related thereto; (c) include the surveyor’s registration number and seal and the date of the Survey; (d) include a surveyor’s certificate acceptable to Lender; (e) reflect that the Land has access to and from a publicly dedicated street, roadway or highway; (f) be sufficient to cause the title company to delete the “survey exception” in Schedule B of the loan policy of title insurance to the extent permitted by the rules of the Texas Department of Insurance; (g) reflect the area within the Land that has been designated by the Federal Emergency Management Agency, the Army Corps of Engineers or any other governmental agency or body as being subject to special or increased flood hazards; and (h) reflect such other matters required by Lender.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Termination Date” means (a) with respect to the Revolving Credit Loans, the maturity date stated in the Revolving Credit Note, and (b) with respect to the Declining Revolving Credit Loans, the maturity date stated in the Declining Revolving Credit Note.

“UCC” means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the rights and remedies of Lender under the Loan Documents, as amended.

“Unencumbered Liquid Assets” means the following assets owned by Borrower (excluding assets of any Plan) which (a) are not subject to any Lien (other than a Lien in favor of Lender), and (b) may be converted to cash within five days: (i) cash or cash equivalents held in the United States; (ii) United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America; (iii) commercial paper rated P-1 or A1 by Moody’s Investors Service, Inc. or by Standard & Poor’s Ratings Group, a division of the McGraw–Hill Companies, Inc., respectively; (iv) medium and long-term securities rated investment grade by one of the rating agencies described in clause (iii); (v) Eligible Stocks; and (vi) mutual funds quoted in The Wall Street Journal, U.S. Edition, which invest primarily in the assets described in clauses (i) through (v).

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 400l(a)(l6) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

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Section 1.02. Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

Section 1.03. Number and Gender of Words. Whenever herein the singular number is used, the same will include the plural where appropriate, and words of any gender will include each other gender where appropriate.

Section 1.04. Money. Unless stipulated otherwise, all references herein or in any of the Loan Documents to “Dollars,” “money,” “payments,” or other similar financial or monetary terms are references to currency of the United States of America.

Section 1.05. Articles, Sections and Exhibits. All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Loan Agreement. All references herein to an “Exhibit,” “Annex” or “Schedule” are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same will be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Loan Agreement will refer to the entire Loan Agreement and not to any particular provision or section.

Section 1.06. Accounting Terms. Unless otherwise specified, all accounting and financial terms and covenants set forth above and in Article VIII are to be determined according to GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or Lender will so request, Lender and Borrower will negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender), provided that, until so amended, (a) such ratio or requirement will continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower will provide to Lender financial statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

Loans

Section 2.01. Loans. Subject to the terms and conditions set forth in this Loan Agreement and the other Loan Documents, Lender hereby agrees to provide to Borrower the following credit facilities:

(a) Revolving Credit Loans. Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request

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hereunder (the “Revolving Credit Loans”); provided, however, the total principal amount outstanding at any time will not exceed the lesser of (i) an amount equal to the Borrowing Base, minus the Letter of Credit Liabilities and (ii) $4,000,000.00 (the amount under clause (ii) referred to herein as the “Revolving Credit Commitment”) minus the Letter of Credit Liabilities. If at any time the outstanding Revolving Credit Loans exceed an amount equal to the lesser of (A) the Borrowing Base, minus the Letter of Credit Liabilities and (B) the Revolving Credit Commitment, minus the Letter of Credit Liabilities, Borrower shall immediately repay to Lender such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. Borrower agrees that for a period of not less than 30 consecutive days during each calendar year, tested annually on each anniversary of the Closing Date, commencing with the first anniversary of the Closing Date, Borrower will have repaid the entire outstanding principal amount of the Revolving Credit Loans, together with all accrued but unpaid interest thereon.

(b) Declining Line of Credit Loans. Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request hereunder (the “Declining Revolving Credit Loans”); provided, however, the total principal amount outstanding at any time will initially not exceed the amount of $4,500,000.00, which amount will automatically reduce by $150,000.00 on a semi-annual basis commencing six (6) months from the Closing Date (the “Declining Revolving Credit Commitment”). Upon the semi-annual reduction of the Declining Revolving Credit Commitment, Borrower shall immediately pay to Lender all outstanding principal which exceeds the then current amount of available credit under the Declining Revolving Credit Commitment after such reduction. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder.

All Revolving Credit Loans and all Declining Revolving Credit Loans will be collectively called the “Loans”. Lender reserves the right to require Borrower to give Lender not less than three Business Days prior notice of each requested Advance specifying (1) the aggregate amount of such requested Advance, (2) whether such requested Advance is a Revolving Credit Loan or Declining Revolving Credit Loan, (3) the requested date of such Advance, and (4) the purpose for such Advance, with such Advances to be requested in a form satisfactory to Lender. Any telephonic request for an Advance must be promptly confirmed by submission of a properly completed request to Lender in form satisfactory to Lender.

Section 2.02. Promissory Notes. The Loans will be evidenced by one or more Notes. Interest on the Notes will accrue at the rate set forth therein. The principal of and interest on the Notes will be due and payable in accordance with the terms and conditions set forth in the Notes and in this Loan Agreement.

Section 2.03. Processing Fee. On or before the Closing Date, Borrower shall pay Lender a processing fee (i) in the amount of $4,000.00 with respect to the Revolving Credit Note and (ii) in the amount of $4,500.00 with respect to the Declining Revolving Credit Note.

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Section 2.04. Capital Adequacy. If after the Closing Date, Lender will have determined that the adoption or implementation of any applicable Governmental Requirement regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within 10 Business Days after demand by Lender, Borrower will pay to Lender (or its parent) such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder will be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

ARTICLE III

Letters of Credit

Section 3.01. Letters of Credit. Subject to the terms and conditions of this Loan Agreement and the applicable Letter of Credit Agreement, Lender agrees to issue, amend, renew or extend one or more Letters of Credit for the account of Borrower from time to time from the Closing Date to and including the Termination Date of the Revolving Credit Loans; provided, however, that the Letter of Credit Liabilities will not at any time exceed the lesser of (a) $4,000,000.00, (b) an amount equal to the amount of the Revolving Credit Commitment, minus the outstanding Revolving Credit Loans, and (c) the Borrowing Base, minus the outstanding Revolving Credit Loans. Each Letter of Credit (i) will expire at or prior to the close of business on the Expiration Date, (ii) will be payable in Dollars, (iii) must support a transaction that is entered into in the ordinary course of Borrower’s business, (iv) must be satisfactory in form and substance to Lender, and (v) will be issued pursuant to such documents and instruments (including, without limitation, the Letter of Credit Agreement) as Lender may require. The “Expiration Date” shall mean the earlier to occur of (x) the date one year after the date of the issuance of the Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) unless otherwise agreed by Lender pursuant to the Letter of Credit Agreement, the date that is five Business Days prior to the Termination Date of the Revolving Credit Loans, provided that any Letter of Credit with a one year tenor may provide for the renewal thereof for additional one year periods (which shall in no event extend beyond the Termination Date).

Section 3.02. Procedure for Issuing, Amending, Renewing and Extending Letters of Credit. Each request for issuance of a Letter of Credit will be made on at least five Business Days prior notice from Borrower to Lender by means of a written Letter of Credit request

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describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which will be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). The Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request for issuance of a Letter of Credit. Each request for amendment, renewal or extension of an existing Letter of Credit shall be in writing, identifying the applicable Letter of Credit by Letter of Credit number and specifying the date of amendment, renewal or extension (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. The Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request to amend, renew or extend an existing Letter of Credit. Lender is not obligated to amend, renew or extend any Letter of Credit. Lender may refuse to issue, amend, extend or renew a Letter of Credit in the event Lender would be prohibited from doing so under any applicable Governmental Requirement.

Section 3.03. Payments Constitute Advances. Each payment by Lender pursuant to a drawing under a Letter of Credit will constitute and be deemed a Revolving Credit Loan by Lender to Borrower under this Loan Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

Section 3.04. Letter of Credit Fee. Borrower will pay to Lender (a) a letter of credit commission payable on the date each Letter of Credit is issued in accordance with Lender’s current fee schedule in effect at the time of issuance, amendment, renewal or extension, as applicable, and (b) such other fees, commissions, costs and out-of-pocket expenses charged or incurred by Lender with respect to issuance, amendment, renewal or extension of any Letter of Credit.

Section 3.05. Obligations Absolute. The obligations of Borrower under this Loan Agreement and the other Loan Documents (including without limitation the obligation of Borrower to reimburse Lender for draws under any Letter of Credit) will be absolute, unconditional, and irrevocable, and will be performed strictly in accordance with the terms of this Loan Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

(b) Any amendment or waiver of or any consent to departure from any Loan Document;

(c) The existence of any claim, set-off, counterclaim, defense or other rights which Borrower, its Subsidiaries, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender, or any other Person, whether in connection with this Loan Agreement or any other Loan Document or any unrelated transaction;

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(d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) Payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

(f) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

Section 3.06. Limitation of Liability. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither Lender nor any of its officers or directors will have any responsibility or liability to Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. Borrower will have a claim against Lender, and Lender will be liable to Borrower, to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final nonappealable judgment were caused by (i) Lender’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) Lender’s willful failure to pay under any Letter of Credit after presentation to it of documents strictly complying with the terms and conditions of such Letter of Credit. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 3.07. Additional Costs in Respect of Letters of Credit. If as a result of any regulatory change in Governmental Requirements there will be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender’s commitment to issue Letters of Credit hereunder, and the result will be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, will be the result of Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay Lender, from time to time as specified by Lender, such additional amounts as will be sufficient to compensate Lender for such increased

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costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, will be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

Section 3.08. Cash Collateral Pledge. Upon request of Lender (a) to the extent not paid by Borrower in accordance with the terms of this Agreement, on demand, at any time, if Lender has honored any drawing request on any Letter of Credit issued hereunder, (b) if as of the Expiration Date any Letters of Credit may remain outstanding and partially or wholly drawn, (c) with respect to Letters of Credit with an expiry date after the Expiration Date, fifteen Business Days prior to the Expiration Date, or (d) upon the occurrence of an Event of Default (and automatically without any requirement for notice or request), the Borrower shall immediately cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the amounts available to be drawn under the Letters of Credit according to the records of the Lender. Such cash collateral shall be pledged to Lender as a first and prior perfected security interest in favor of Lender and Borrower shall execute such further documents as required by Lender to perfect its lien on the cash collateral.

ARTICLE IV

Conditions Precedent

Section 4.01. Initial Extension of Credit. The obligation of Lender to make the initial Advances or issue the initial Letter of Credit is subject to the condition precedent that Lender will have received on or before the day of such Advances or issuance of such Letter of Credit all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the board of directors, members, partners or other appropriate governing body of Borrower and each Obligated Party certified by a Managerial Official of such Person, which resolutions authorize the execution, delivery, and performance by such Person of this Loan Agreement and the other Loan Documents to which it is a party;

(b) Certificates of Borrower and Obligated Parties. Certificates of each of Borrower and Obligated Parties executed by a Managerial Official of such Person certifying as to (i) the names of the officers of such Person authorized to sign this Loan Agreement and each of the other Loan Documents to which it is a party (including the certificates contemplated herein) together with specimen signatures of such officers; (ii) original certified or file-stamped copies of the certificate or articles of incorporation, articles of organization, certificate of limited partnership, trust agreement or other similar organizational document of such Person, certified as true, correct and complete by the appropriate authority in their respective jurisdictions of organization as of a date within 10 days prior to the Closing Date; (iii) bylaws, limited partnership agreement, trust agreement, operating agreement or other similar organizational document of such Person certified as true, correct, and complete by such Managerial Official; and (iv) certificates of the appropriate government officials as to the existence and good standing (if applicable) of such Person in (A) their respective jurisdictions of organization and (B) each other jurisdiction in which such Person is required to qualify to do business, each dated within 10 days prior to the Closing Date;

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(c) Notes. The Notes executed by Borrower;

(d) Security Agreements. The Security Agreements executed by Borrower and each Obligated Party;

(e) Deed of Trust. The Deed of Trust executed by M&I Electric Industries, Inc.;

(f) Guaranties. The Guaranties executed by the Guarantors;

(g) Loan Policy of Title Insurance. A paid loan policy of title insurance in an amount acceptable to Lender and insuring that the Deed of Trust creates in favor of Lender a first priority Lien on the Collateral described therein. The loan policy of title insurance will have been issued at Borrower’s expense by a title insurance company acceptable to Lender, will show a state of title and exceptions thereto, if any, acceptable to Lender, and will contain such endorsements as may be required by Lender;

(h) Survey. The Survey of the Property dated no more than 10 days prior to the Closing Date and certified to Lender by a Registered Professional Land Surveyor acceptable to Lender;

(i) Easements, etc. Copies of all recorded easements, rights-of-way, restrictive covenants, leases, encumbrances, and other documents and instruments filed of record that affect the Collateral, together with evidence satisfactory to Lender that such Property is properly zoned for its present use;

(j) Insurance Policies. Copies of all insurance policies required by Section 6.06, together with mortgagee and additional insured endorsements, as applicable in favor of Lender with respect to all insurance policies covering Collateral and Borrower;

(k) UCC, Lien Search, etc. The results of a Uniform Commercial Code, tax Lien and judgment searches showing all financing statements and other documents or instruments on file against Borrower and each Obligated Party with the applicable authority in the jurisdiction of such Person’s principal residence, place of business or chief executive office (as applicable) and such other jurisdictions requested by Lender, such search to be as of a date no more than 10 days prior to the Closing Date;

(l) Environmental Report. An environmental report that complies with the most current Environmental Protection Agency standards for all appropriate inquiry addressed to Lender and prepared by an environmental firm acceptable to Lender certifying that the Property and Borrower’s operations thereon comply with all Environmental Laws, and that the Property is free of Hazardous Materials;

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(m) Termination of Existing Indebtedness. Evidence that (i) all existing Indebtedness not otherwise permitted by Section 7.07 have been or concurrently with the Closing Date are being terminated, and all outstanding amounts thereunder have been paid in full and (ii) all Liens securing such Indebtedness have been or concurrently with the Closing Date are being released;

(n) Compliance Certificate. A duly completed compliance certificate as of the end of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Managerial Official of Borrower, and certifying as to such matters described in Section 6.0l(d);

(o) Attorneys’ Fees and Expenses. Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 10.13, to the extent incurred, will have been paid in full by Borrower; and

(p) Accounts Receivable Field Audit. A one-time accounts receivable field audit in form and substance acceptable to Lender.

(q) Additional Documentation. Lender will have received such additional approvals, opinions, instruments or documents as Lender or its legal counsel may request.

Section 4.02. Conditions to all Advances. The obligation of Lender to make any Advance or issue any Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, will be true and correct in all material respects on and as of the date of such Advance or issuance of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06 will be deemed to refer to the most recent statements furnished pursuant to Section 6.01.

(b) No Default will exist, or would result from such proposed Advance or issuance of Letter of Credit.

(c) Lender will have received a request for such Advance or issuance of Letter of Credit in accordance with the requirements hereof.

Each request for Advance or issuance of Letter of Credit hereunder submitted by Borrower will be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Advance or Letter of Credit.

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ARTICLE V

Representations and Warranties

Borrower hereby represents and warrants, and upon each request for an Advance or the issuance of a Letter of Credit further represents and warrants, to Lender as follows:

Section 5.01. Existence, Power, Compliance with Governmental Requirements. Borrower (a) is a corporation duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and all other states where it is doing business, (b) has all requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business and (c) is in compliance with all Governmental Requirements. M&I Electric Industries, Inc. (a) is a corporation duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and all other states where it is doing business, (b) has all requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business, and (c) is in compliance with all Governmental Requirements. South Coast Electric Systems, LLC is a limited liability company duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and all other states where it is doing business, (b) has all requisite power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business, and (c) is in compliance with all Governmental Requirements. If Borrower, any of its Subsidiaries or any Obligated Party is engaged in the business of operating a convenience store, such Person is not engaged in check cashing or money services.

Section 5.02. Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower, each of its Subsidiaries and each Obligated Party have been duly authorized by all necessary action by Borrower, its Subsidiaries, and the Obligated Parties and constitute legal, valid and binding obligations of Borrower, its Subsidiaries, and the Obligated Parties, enforceable in accordance with their respective terms, except as enforcement of remedies may be limited by Applicable Bankruptcy Law.

Section 5.03. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (a) conflict with, result in a violation of, or constitute a default under (i) any provision of its charter or organizational documents, or other instrument binding upon Borrower, any of its Subsidiaries, or any Obligated Party, (ii) any Governmental Requirements or (iii) any material contract, agreement, document or instrument to which Borrower, any of its Subsidiaries or any Obligated Party is a party or affecting such Person or the Property of such Person, (b) require the consent, approval or authorization of or notice to or filing with any third party, not otherwise obtained and delivered to Lender or (c) result in creation or perfection of a Lien, except in favor of Lender.

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Section 5.04. Taxes; Governmental Charges. Borrower, each Subsidiary and each Obligated Party have timely filed all federal, state and local tax reports and returns required by any Governmental Requirement to be filed, including, without limitation, all income, franchise, employment, property and sales tax returns, and have duly paid all their respective liabilities for taxes, assessments, governmental charges and levies that are due and payable other than those not yet delinquent and except any such tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established. The reserves reflected on the balance sheet of Borrower, each Subsidiary and each Obligated Party are adequate in amount for the payment of all tax liabilities for Borrower, each Subsidiary, and each Obligated Party, as applicable, accrued through the date of such balance sheet. To the best of Borrower’s knowledge, there is no pending investigation or audit of Borrower, any Subsidiary or any Obligated Party by any taxing authority that would result in a Material Adverse Change. Furthermore, to the best of Borrower’s knowledge, there is no pending but unassessed tax liability of Borrower, any Subsidiary or any Obligated Party or any unresolved questions or claims concerning any tax liability of Borrower, any Subsidiary or any Obligated Party that would result in a Material Adverse Change.

Section 5.05. No Default. Neither Borrower, any Subsidiary nor any Obligated Party is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Change. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.

Section 5.06. Financial Statements. The Financial Statements are (a) true, correct and complete in all material respects as of the dates specified therein, (b) fully and accurately present the financial condition and results of operations in all material respects for the period covered thereby of Borrower, its Subsidiaries and Obligated Parties, as applicable, as of the dates specified and (c) prepared in accordance with GAAP. Since the date of the Financial Statements, no Material Adverse Change has occurred, except as heretofore disclosed in writing to Lender, nor has Borrower, any Subsidiary or any Obligated Party incurred any material liability, direct or indirect, fixed or contingent. Each of Borrower and Obligated Parties is solvent.

Section 5.07. Suits, Actions, Etc. There are no investigations, actions, suits or proceedings pending or to the knowledge of Borrower threatened before or by any Governmental Authority or arbitration authority against or affecting Borrower, any Subsidiary, any Obligated Party or the Collateral, or involving the validity, enforceability or priority of any of the Loan Documents that would, if adversely determined, result in a Material Adverse Change. Neither Borrower, any Subsidiary, nor any Obligated Party is, and the consummation of the transactions contemplated hereby and the performance or satisfaction of any of the terms or conditions hereof and of the other Loan Documents will not cause Borrower, any Subsidiary, or any Obligated Party to be, in violation of or in material default with respect to any Governmental Requirement or in default (or provide cause for acceleration of Indebtedness) under any mortgage, deed of trust, lease, promissory note, loan agreement, credit agreement, partnership agreement or other agreement or restriction to which Borrower, any Subsidiary, or any Obligated Party is a party or by which Borrower, any Subsidiary, or any Obligated Party or the Collateral may be bound or affected.

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Section 5.08. Insurance. Borrower, its Subsidiaries and Obligated Parties and the Properties of Borrower, its Subsidiaries and Obligated Parties are insured with financially sound and reputable insurance companies not Affiliates of Borrower or any Obligated Party, in such amounts, with such deductibles and covering such risks required by Lender and in the absence of such requirements, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower, the applicable Subsidiary or the applicable Obligated Party operates.

Section 5.09. Subsidiaries. Borrower (a) has no Subsidiaries other than those specifically disclosed on Schedule 5.09(a), (b) has no equity investments or other interests convertible into equity in any other corporation or entity other than those specifically disclosed in Schedule 5.09(b) and (c) has no, and does not transact business under any, assumed names or trade names other than those specifically disclosed in Schedule 5.09(c).

Section 5.10. Ownership of Property; Liens. Borrower, each Subsidiary and each Obligated Party have good record and marketable title in fee simple to, or valid leasehold interests in, all personal and real Property, including the Collateral, necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. The Collateral is not subject to any Lien other than Liens in favor of Lender. All Property of Borrower is titled in Borrower’s legal name, and Borrower has not used any other name during the last five years other than the assumed names or trade names listed on Schedule 5.09(c).

Section 5.11. Environmental Compliance. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Governmental Requirements. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

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(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13. Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of Borrower, any Person controlling Borrower, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. Borrower has disclosed to Lender all agreements, documents, instruments and organizational documents or other restrictions to which it, any of its Subsidiaries, or any Obligated Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower, any Subsidiary, or any Obligated Party to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.15. Intellectual Property. Borrower, its Subsidiaries and Obligated Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, slogans, other advertising products and processes, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best

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knowledge of Borrower, no slogan or other advertising product, process or other material now used by Borrower, any Subsidiary or any Obligated Party infringes upon any rights held by any other Person.

Section 5.16. Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive department, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this section of the Loan Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or Affiliates, as applicable, is a Person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such Person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or Affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Loan Agreement on behalf of any Person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties.

ARTICLE VI

Affirmative Covenants

Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, the Declining Revolving Credit Commitment, and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit, Borrower agrees and covenants that it will, and cause each Subsidiary and Obligated Party to:

Section 6.01. Furnish to Lender:

(a) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a consolidated and consolidating balance sheet and related statements with detailed footnotes of income or operations, shareholders’ equity, and cash flows of Borrower and its Subsidiaries as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing satisfactory to Lender, accompanied by a report and opinion of such accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern,” “emphasis on going concern,” or like qualification or exception, or any qualification or exception as to the scope of such audit. Borrower (i) shall inform such independent public accountants that Lender will rely on the results of such financial statements and any other financial statements provided to Lender and (ii) grants Lender permission to discuss with such accountants the results of any audit, the field work undertaken, the Loans and any other matters related to Borrower, any Subsidiary and any Obligated Party.

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(b) Interim Financial Statements. As soon as available, and in any event within 45 days after the end of each fiscal quarter of each fiscal year of Borrower, a consolidated and consolidating balance sheet and income statement, and statement of contingent liabilities of Borrower and its Subsidiaries as of the end of such calendar month, all in form and substance and in reasonable detail satisfactory to Lender and duly certified (subject to year-end review adjustments) by a Managerial Official of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and (ii) as having been prepared in accordance with GAAP.

(c) Compliance Certificate. A certificate in form acceptable to Lender signed by a Managerial Official of Borrower, within 45 days after the end of each fiscal quarter, stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in Default of any term or provisions hereof or thereof, and demonstrating compliance with Article VIII.

(d) Borrowing Base Certificate. A borrowing base certificate signed by a Managerial Official of Borrower and of each Obligated Party, within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(e) Accounts Aging. An Accounts aging report signed by a Managerial Official of Borrower and of each Obligated Party within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(f) Payables Aging. An accounts payable aging report signed by a Managerial Official of Borrower and of each Obligated Party within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(g) Inventory Listing. A list of Borrower’s and of each Obligated Party’s inventory by location and type (to include the following: raw materials, work in process, finished goods and any additional items Lender may reasonably request) within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(h) Equipment Listing. A list of Borrower’s and of each Obligated Party’s equipment and machinery by location and type within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(i) Work in Prowess Report. A list of Borrower’s and of each Obligated Party’s jobs-in-progress by location and type within 45 days after the end of each fiscal quarter, in form and detail satisfactory to Lender.

(j) Additional Reporting Information. Any such additional financial information as Lender may from time to time reasonably require, including, without limitation, operating statements on any asset listed on Borrower’s financial statements.

Section 6.02. Notices. Promptly upon becoming aware of any of the following, notify Lender:

(a) of the occurrence of any Default;

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(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Change, including (i) breach or non-performance of, or any default under, a contractual obligation of Borrower, any Subsidiary or any Obligated Party; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower, any Subsidiary or any Obligated Party and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting Borrower, any Subsidiary or any Obligated Party;

(c) of the occurrence of any ERISA Event;

(d) of a change in name of Borrower or any Obligated Party or a change in the location of Borrower, any Obligated Party, or any Collateral, in each case, within 30 days prior to such change; and

(e) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

Each notice pursuant to this Section will be accompanied by a statement of a Managerial Official of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section will describe with particularity any and all provisions of this Loan Agreement and any other Loan Document that have been breached or affected thereby.

Section 6.03. Accounts and Records. Maintain its books and records in accordance with GAAP.

Section 6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Governmental Requirements of the jurisdiction of its organization and each state in which it is qualified to do business; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 6.05. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Change; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks (including licenses thereof), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, including but not limited to, commercial property insurance, all risks property damage, commercial general liability, worker’s compensation, business interruption and other insurance, of such types and in such amounts as are customarily carried

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under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to Lender of termination, lapse or cancellation of such insurance. Each insurance policy will name Lender as “additional insured” and “mortgagee”, as applicable. Borrower will, and will cause each Obligated Party to, deliver to Lender upon Lender’s request, originals or certified copies of insurance policies or certificates of insurance, each in form and substance satisfactory to Lender.

Section 6.07. Right of Inspection. Permit Lender to, upon prior notice and during regular business hours, (a) visit its properties and installations, (b) examine, audit and make and take away copies or reproductions of its books and records, and (c) discuss with its respective directors, partners, principal officers and independent auditors its respective businesses, assets, liabilities, financial positions, results of operations, and business prospects, at all reasonable times. Borrower shall be responsible for the reasonable costs and expenses associated with such inspection. To the extent Borrower maintains any records, including computer generated records and software programs for the generation of such records in the possession of a third party, Borrower will, to the extent such records constitute Collateral, (i) notify such third party of Lender’s Lien in such records, (ii) cause such party to grant access to Lender to such records and (iii) provide Lender with copies of any records Lender may request, all at Borrower’s sole cost and expense. In addition, permit Lender and its designees from time to time, upon prior notice and during regular business hours, to make such inspections and audits, and to obtain such confirmations or other information, with respect to any of the Unencumbered Liquid Assets as Lender deems necessary or desirable and shall reimburse Lender on demand for all costs and expenses incurred by Lender in connection with such inspections and audits, provided that Borrower shall not be responsible for costs and expenses more than one time per calendar year unless an Event of Default has occurred.

Section 6.08. Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, statements of contingent liabilities, tax returns, and other reports and certificates with respect to Borrower’s, any Subsidiary’s, or any Obligated Party’s financial condition, business operations and compliance with the terms of the Loan Documents as Lender may reasonably request from time to time.

Section 6.09. Compliance with Governmental Requirements. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all Governmental Requirements applicable to Borrower, its Subsidiaries, and their businesses, operations and Property (including without limitation, all applicable Environmental Laws).

Section 6.10. Taxes. Timely pay and discharge when due all of its Indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies, Liens and claims, of every kind and nature, imposed upon Borrower, its Subsidiaries or any of their properties, income, or profits, prior to the earlier of the date on which such obligation would become delinquent or the date penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of Borrower’s or its Subsidiary’s properties, income, or profits; provided, however, Borrower and its Subsidiaries will not be required to pay and discharge any such assessment, tax, government charge, levy, Lien or claim so long as (a) the legality of the same will be contested in good faith by appropriate judicial, administrative or

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other legal proceedings instituted with reasonable promptness and diligently conducted, and (b) Borrower and its Subsidiaries will have established on their books adequate reserves with respect to such contested assessment, tax, government charge, levy, Lien or claim in accordance with GAAP.

Section 6.11. Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower or any Subsidiary of any actual or contingent liabilities not permitted under this Loan Agreement or any other Loan Document.

Section 6.12. Additional Documents. Execute and deliver, or cause to be executed and delivered, to Lender, from time to time as reasonably required by Lender, any and all other agreements, instruments and documents which Lender may reasonably request in order to provide the rights and remedies to Lender granted or provided for by the Loan Documents or give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

Section 6.13. Lender as Principal Depository. Maintain with Lender primary deposit accounts, including business, cash management, operations and administrative deposit accounts.

ARTICLE VII

Negative Covenants

Until (i) all Obligations are fully paid and satisfied, (ii) the Revolving Credit Commitment, the Declining Revolving Credit Commitment, and the commitment to issue Letters of Credit have been terminated in full, and (iii) the termination or expiration of all Letters of Credit, Borrower will not, nor will it permit any Subsidiary or any Obligated Party to, directly or indirectly:

Section 7.01. Nature of Business. Make any material change m the nature of its business as carried on as of the Closing Date.

Section 7.02. Liquidations. Mergers, Consolidations. Become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or dissolve, liquidate or cease operations.

Section 7.03. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets or Properties, other than (a) in the ordinary course of business, (b) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business (the net proceeds of which shall be used to purchase replacement equipment), or (c) other sales or dispositions in an amount not to exceed $50,000.00, in the aggregate, in any fiscal year.

Section 7.04. Sale and Leaseback. Enter into any arrangement with any Person pursuant to which it leases from such Person real or personal Property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

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Section 7.05. Prepayment of Indebtedness. Prepay any Indebtedness, except the Obligations in accordance with the terms of this Loan Agreement.

Section 7.06. Liens. Create, incur or permit to exist any Lien or encumbrance on any of its assets, other than (a) Liens and security interests securing Indebtedness owing to Lender, (b) Liens for taxes, assessments or similar charges that are (i) not yet due or (ii) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves, (c) Liens and security interests existing as of the Closing Date which have been disclosed to and approved by Lender in writing, (d) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (e) purchase money Liens on specific property to secure Indebtedness used to acquire such Property and Liens securing capitalized lease obligations with respect to specific leased property, in each case to the extent permitted in Section 7.07(d), and (f) Liens resulting from good faith deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Indebtedness), or leases made in the ordinary course of business.

Section 7.07. Indebtedness. Create, incur, permit or assume any Indebtedness, other than (a) Indebtedness to Lender, (b) Indebtedness outstanding on the Closing Date which has been disclosed to and approved by Lender in writing, (c) other Indebtedness in an aggregate amount not to exceed $100,000.00, and (d) purchase money Indebtedness and capitalized lease obligations.

Section 7.08. Transfer of Ownership. Permit the sale, pledge or other transfer of any of the ownership interests in Borrower or any Subsidiary.

Section 7.09. Change in Management. Permit a change in the senior management of Borrower or any Subsidiary.

Section 7.10. Loans and Investments. Make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person, except: (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition, (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by either (i) any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000.00 or (ii) Lender, (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor’s Corporation or Moody’s Investors Service, and (d) loans in the ordinary course of business to directors, employees and officers, which do not exceed $50,000.00 in the aggregate for all such Persons.

Section 7.11. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate of Borrower or any Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s and its Subsidiaries’ business and upon fair and reasonable terms no less favorable to Borrower or any Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or any Subsidiary.

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Section 7.12. Dividends. Declare or pay any dividends on any shares of its capital stock, make any other Distributions with respect to any payment on account of the purchase, redemption, or other acquisition or retirement of any shares of its capital stock, unless any such amounts are directly utilized for the payment of principal or interest on Obligations and other Indebtedness or obligations owing from time to time by Borrower or any Subsidiary to Lender.

Section 7.13. Use of Proceeds. Use the proceeds for any purpose other than as follows: (a) the Revolving Credit Loans for financing accounts receivable, inventory and Letters of Credit, and (b) the Declining Line of Credit Loans for refinancing existing debt on the Property, in each case described in clauses (a) and (b) above, not in contravention of any Governmental Requirement or of any Loan Document.

Section 7.14. Additional Subsidiaries. Form or acquire any Subsidiary unless Borrower shall have notified Lender at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering to Lender a counterpart of the Guaranty or such other document as Lender will deem appropriate for such purpose, and (b) deliver to Lender an executed counterpart of the Security Agreement or such other document as Lender will deem appropriate, (c) favorable opinions of counsel to such Person (which will cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), and (d) such other documents, instruments and agreements Lender will reasonably request.

ARTICLE VIII

Financial Covenants

As long as this Loan Agreement remains in effect, Borrower will, and will cause any Subsidiary or any Obligated Party to, directly or indirectly:

Section 8.01. Debt to Tangible Net Worth. Maintain at all times a ratio of Debt to Tangible Net Worth of not more than 1.25 to 1.00, to be tested as of the end of each fiscal quarter. “Debt” shall be defined as the sum of: (a) Borrower’s total liabilities; less (b) Subordinated Debt. “Tangible Net Worth” shall be defined as the sum of: (a) Borrower’s total assets; less (b) all intangible assets; less (c) Due From Accounts; less (d) Debt; plus (e) Subordinated Debt.

Section 8.02. Free Cash Flow Coverage. Maintain a ratio of Free Cash Flow to Debt Service of not less than 1.25 to 1.00, to be tested as of the end of each fiscal quarter, commencing March 31, 2016. “Free Cash Flow” shall be defined as (a) EBITDA; plus (b) cash distributions from equity investments; plus (c) stock based compensation expense; less (d) equity income from equity investments; less (e) cash taxes paid; less (f) cash capital expenditures; less (g) dividends. “Debt Service” shall be defined as (a) interest expense; plus (b) scheduled principal payments corresponding to the cash flow measurement period; plus (c) principal payments on the Declining Revolving Credit Commitment as if the Declining Revolving Credit

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Commitment is fully funded based on a 15-year amortization. The Free Cash Flow Coverage Ratio will not begin testing until March 31, 2016, at which time it will be tested on a year to date basis through September 30, 2016. Commencing December 31, 2016 and continuing thereafter, the Free Cash Flow Coverage will be tested on a rolling 12-month basis.

ARTICLE IX

Events of Default

Section 9.01. Events of Default. Each of the following will constitute an “Event of Default” under this Loan Agreement:

(a) The failure, refusal or neglect of Borrower to pay within three (3) days of when due any part of the principal of, or interest on, the Notes or any other Obligations by Borrower from time to time.

(b) The failure of Borrower, any Subsidiary, or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement or condition required in Sections 6.01 and 6.02 and Articles VII and VIII.

(c) The failure of Borrower, any Subsidiary, or any Obligated Party to timely and properly observe, keep or perform any covenant, agreement or condition required herein (other than as specified in clauses (a) and (b) above) or in any of the other Loan Documents and such failure continues for more than fifteen (15) days following the date such failure first began.

(d) Any representation or warranty contained herein, in any of the other Loan Documents or in any other document ever delivered or furnished by Borrower, any Subsidiary or any Obligated Party to Lender in connection with the Obligations is or proves to have been false, misleading, erroneous or breached in any material respect.

(e) If Borrower, any Subsidiary or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the Applicable Bankruptcy Laws or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of 30 days any attachment, sequestration or similar writ levied upon any Property of such party; or (vi) fails to pay within 45 days any final money judgment against such party.

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(f) A levy against the Property or any part thereof, or against any material portion of Borrower’s other property, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding which is not permanently dismissed or discharged within 45 days after such levy.

(g) Abandonment of any portion of the Property or of any material portion of any of the other property of Borrower or any Obligated Party.

(h) The dissolution, liquidation, termination or forfeiture of right to do business of Borrower, any Subsidiary or any Obligated Party, or if Borrower or any Obligated Party is an individual, the death or disability of Borrower, any Subsidiary or any Obligated Party.

(i) An inability of Borrower to satisfy any condition specified herein as precedent to the obligation of Lender to make an Advance or issue any Letter of Credit after an application for Advance or Letter of Credit Request Form has been submitted by Borrower to Lender.

(j) Borrower, any Subsidiary or any Obligated Party will have (i) concealed, removed, or permitted to be concealed or removed any part of its Property with the intent to hinder, delay or defraud any of its creditors; or (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar Governmental Requirement; or (iii) suffered or permitted while insolvent (under any applicable definition of the term) any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which Lien is not permanently vacated within 45 days from the Closing Date.

(k) The occurrence of any event or condition which results in, or with notice or lapse of time or both could result in, a default in the payment of any Indebtedness or performance of any obligation of Borrower, any Subsidiary or any Obligated Party to any Person other than Lender, excluding any Indebtedness or obligation not exceeding, individually or in the aggregate, $25,000.00.

(I) The occurrence of a Material Adverse Change.

(m) The occurrence of any default under any lease covering any portion of the Property or the repudiation, termination or attempted repudiation or termination of any such lease.

(n) The issuance or entry of any attachment or other Lien (other than Lender’s Lien on the Collateral) against any of the Property of Borrower for an amount in excess of $50,000.00, if undischarged, unbonded or undismissed within 30 days after such entry.

(o) The occurrence of an ERISA Event.

(p) Any Loan Document or any provision thereof ceases to be in full force and effect; or Borrower or any Obligated Party or any other Person contests the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any

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Obligated Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

Nothing contained in this Loan Agreement will be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default will be cumulative.

Section 9.02. Remedies. Upon the occurrence and continuation of any Event of Default, (a) the entire unpaid balance of principal of the Notes, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Borrower at such time will, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, (b) Lender may, at its option, cease further Advances under any of the Notes, (c) reduce any claim to judgment, and (d) exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender will deem appropriate. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may be exercised by Lender at its option and in its sole discretion, upon the occurrence and continuation of an Event of Default.

Section 9.03. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Governmental Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any Obligated Party against any and all of the Obligations or the obligations of any Obligated Party now or hereafter existing under this Loan Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although the Obligations or such obligations of such Obligated Party may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have.

Section 9.04. Performance by Lender. Should any covenant, duty, or agreement of any Obligated Party fail to be performed in accordance with the terms of the Loan Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of any Obligated Party. In such event, Borrower will pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in the Notes for past-due payments from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have any liability or responsibility for the performance of any duties of Borrower hereunder. Without limiting the generality of the foregoing, upon the occurrence and continuation of an Event of Default, Lender will have the right, in addition to any other right of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Property.

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Section 9.05. Rights Cumulative; Election of Remedies. All rights and remedies of Lender under the terms of this Loan Agreement will be cumulative of, and in addition to, the rights and remedies of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights and remedies now or hereafter held by Lender under the terms of any other agreement. Such rights and remedies may be pursued separately, successively or concurrently against Borrower, or any Obligated Party or any Property covered under the Loan Documents at the sole discretion of Lender. The exercise or failure to exercise any of the same will not constitute a waiver or release thereof or of any other Right, and the same will be nonexclusive.

Section 9.06. Waiver of Deficiency Statute. In the event an interest in any of the Collateral is foreclosed upon pursuant to a judicial or nonjudicial foreclosure sale, Borrower agrees, notwithstanding the provisions of Sections 51.003, 51.004 and 51.005 of the Texas Property Code (as the same may be amended from time to time), and to the extent not prohibited by Governmental Requirements, that Lender shall be entitled to seek a deficiency judgment from Borrower and any Obligated Party equal to the difference between the Obligations and the amount for which the Collateral was sold pursuant to judicial or nonjudicial foreclosure sale. Borrower acknowledges and agrees that this waiver creates an irrebuttable presumption that the foreclosure sale price is equal to the fair market value of the Collateral for purposes of calculating deficiencies owed by Borrower, Obligated Parties and others against whom recovery of a deficiency is sought.

ARTICLE X

Miscellaneous

Section 10.01. Waiver and Agreement. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by any Obligated Party therefrom will be effective unless the same will be in writing and signed by Lender, and then will be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents will be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

Section 10.02. Benefits. This Loan Agreement will be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

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Section 10.03. Notices.

(a) All notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the first page hereof and will be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party will have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least 30 days prior to the effective date of such new address.

(b) Borrower and Lender agree that no notices or other communications by electronic means between such parties or their representatives in connection with this Loan Agreement or any instrument executed in connection herewith shall constitute a transaction, agreement, contract or electronic signature under the Electronic Signatures in Global and National Commerce Act, any version of the Uniform Electronic Transactions Act or any other statute governing electronic transactions, unless otherwise specifically agreed to in writing.

Section 10.04. Continuation and Survival. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will be deemed continuing and made at and as of the date of this Loan Agreement and at and as of all times thereafter. All statements contained in any certificate, financial statement, legal opinion or other instrument delivered by or on behalf of Borrower, its Subsidiaries, or Obligated Parties pursuant to or in connection with any of the Loan Documents will constitute additional representations and warranties made under this Loan Agreement. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and will not be waived by the execution and delivery of this Loan Agreement, any Advance or issuance of Letter of Credit hereunder, completion of construction of the Improvements, any investigation by Lender or any other event except a specific written waiver by Lender.

Section 10.05. Controlling Agreement. The parties hereto intend to conform strictly to the applicable usury Governmental Requirements. In no event, whether by reason of demand for payment or acceleration of the maturity of the Obligations or otherwise, will the interest contracted for, charged or received by Lender hereunder or otherwise exceed the maximum amount permissible under applicable Governmental Requirements. If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the maximum lawful amount, the interest payable to Lender will be reduced automatically to the maximum amount permitted under applicable Governmental Requirements. If Lender will ever receive anything of value deemed interest under applicable Governmental Requirements which would apart from this provision be in excess of the maximum lawful amount, an amount equal to any amount which

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would have been excessive interest will be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Obligations, such excess will be refunded to Borrower. The interest and any other amounts that would have been payable in respect of any portion of the Obligations or during any period but were not payable as a result of the operation of this Section shall be cumulated and the interest and other amounts on any other portion of the Obligations or periods shall be increased (but not above the maximum amount permitted under applicable Governmental Requirement) until such cumulated amount shall have been received by Lender. All interest paid or agreed to be paid to Lender will, to the extent permitted by applicable Governmental Requirements, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the maximum permitted by applicable Governmental Requirements. The provisions of this Section will control all existing and future agreements between Borrower and Lender.

Section 10.06. No Third Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

Section 10.07. Lender’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment will be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender’s own purposes and benefit only.

Section 10.08. Applicable Governmental Requirements. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Bexar County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of Texas and the Governmental Requirements of the United States applicable to transactions within the State of Texas. Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Loan Agreement and the other Loan Documents. In the event of a dispute involving this Loan Agreement, any other Loan Document or any other instrument executed in connection herewith, Borrower irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas. To the extent that Chapter 303 of the Texas Finance Code is applicable to any Loan, any Advance or any Loan Document, the “WEEKLY CEILING” specified in such article is the applicable ceiling; provided that, if any applicable Governmental Requirement permits greater interest, the Governmental Requirement permitting the greatest interest will apply.

Section 10.09. Loan Agreement Governs. This Loan Agreement, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the terms of this Loan Agreement and any terms of

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American Electric Technologies, Inc.

any other Loan Document, the terms of this Loan Agreement will govern; provided, that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document will not be deemed a conflict with this Loan Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and will be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.10. Time of Essence. Time will be of the essence in this Loan Agreement.

Section 10.11. Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 10.12. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance.

Section 10.13. Expenses of Lender. Borrower shall pay to Lender on demand: (a) all reasonable costs and out-of-pocket expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Loan Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, increases, and supplements thereof and thereto, including, without limitation, the fees and expenses of Lender’s legal counsel and professionals, (b) all reasonable costs and out-of-pocket expenses incurred by Lender in connection with the enforcement, workout or restructure of this Loan Agreement or any other Loan Document, including, without limitation, the reasonable fees and out-of-pocket expenses of Lender’s outside legal counsel, and (c) all other reasonable costs and out-of-pocket expenses incurred by Lender in connection with this Loan Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by a Governmental Authority or otherwise payable in respect of this Loan Agreement or any other Loan Document.

Section 10.14. INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY AND HOLD LENDER, ITS AFFILIATES AND LENDER’S SUCCESSORS AND ASSIGNS (EACH SUCH PERSON HEREIN REFERRED TO AS AN “INDEMNITEE”) ABSOLUTELY HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF INDEMNITEE IN CONNECTION WITH (a) THE EXECUTION OR DELIVERY OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF LENDER, THE ADMINISTRATION OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, (b) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY

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American Electric Technologies, Inc.

LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (c) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER, ANY SUBSIDIARY OR ANY OBLIGATED PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO BORROWER, ANY SUBSIDIARY OR ANY OBLIGATED PARTY, OR (d) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY OBLIGATED PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES (i) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED BY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (ii) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY OBLIGATED PARTY AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR ANY OTHER LOAN DOCUMENT, IF BORROWER OR SUCH OBLIGATED PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER WILL ASSUME, TO THE EXTENT REQUESTED BY LENDER, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND WILL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER WILL IMMEDIATELY REPAY TO LENDER IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED IN THE NOTES TO BE APPLICABLE TO PAST-DUE PRINCIPAL. LENDER WILL HAVE THE RIGHT TO JOIN BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT IN ANY LEGAL ACTION BROUGHT AGAINST LENDER, AND BORROWER HEREBY CONSENTS TO THE ENTRY OF AN ORDER MAKING BORROWER AND ITS SUBSIDIARIES AS PARTIES DEFENDANT TO ANY SUCH ACTION.

Section 10.15. Participation of the Loans. Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights and remedies under this Loan Agreement to one or more financial institutions or other Person acceptable to Lender and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower or any Obligated Party to each prospective purchaser.

Section 10.16. Counterparts; Facsimile Documents and Signatures. This Loan Agreement may be separately executed in any number of counterparts, each of which will be an

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American Electric Technologies, Inc.

original, but all of which, taken together, will be deemed to constitute one and the same instrument. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature. Any such transmitted document will be considered to have the same binding legal effect as an original document. At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

Section 10.17. Imaging of Documents. Borrower understands and agrees that (a) Lender’s document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 10.18. No Oral Agreements. The term “WRITTEN AGREEMENT” will include this Loan Agreement, together with each and every other document relating to and/or securing the Obligations, regardless of the date of execution. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE GOVERNMENTAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of Page Intentionally Left Blank]

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American Electric Technologies, Inc.

Executed as of the date first written above.

BORROWER:

AMERICAN ELECTRIC TECHNOLOGIES, INC., a Florida corporation

By:

William Brod
Chief Financial Officer

LENDER:

FROST BANK, a Texas state bank

By:

Name:

Title:

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American Electric Technologies, Inc.

Schedule 1

Real Estate

BEING A 9.125 ACRES (397,486 SF) TRACT OF LAND LYING IN THE J. W. BULLOCK SURVEY, ABSTRACT NO. 7 IN JEFFERSON COUNTY, TEXAS, AND BEING COMPRISED OF THAT CALLED 3.175 ACRE TRACT OF LAND CONVEYED TOM & I ELECTRIC INDUSTRIES, INC. OF RECORD IN CLERK’S FILE NO. 2000015450, OFFICIAL PUBLIC RECORDS OF JEFFERSON COUNTY, TEXAS, THAT CALLED 1.715 ACRE TRACT (TRACT I) AND THAT CALLED 1.35 ACRE TRACT (TRACT II) DESCRIBED IN DEED OF TRUST OF RECORD IN FILM CODE 100-80-0398, REAL PROPERTY RECORDS OF JEFFERSON COUNTY, TEXAS, THAT CALLED 17,593 SQUARE FOOT TRACT OF LAND (M&I BACK TRACT) CONVEYED TO M & I ELECTRIC INDUSTRIES, INC. OF RECORD IN CLERK’S FILE NO. 9629164 OF THE OFFICIAL PUBLIC RECORDS OF JEFFERSON COUNTY, TEXAS, THAT CALLED 17,593 SQUARE FOOT TRACT (STILTON BUILDING TRACT) OF RECORD IN CLERK’S FILE NO. 9629165 OF THE OFFICIAL PUBLIC RECORDS OF JEFFERSON COUNTY, TEXAS, AND PART OF THAT CALLED 2.8756 ACRE TRACT OF LAND CONVEYED TO STILTON HOLDINGS, INC. OF RECORD IN CLERK’S FILE NO. 9619618 OF THE OFFICIAL PUBLIC RECORDS OF JEFFERSON COUNTY, TEXAS, SAID 9.125 ACRES BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING AT A 1” IRON PIPE (BENT) FOUND MARKING THE SOUTHWEST RIGHT OF WAY LINE OF THE TEXAS & NEW ORLEANS RAILROAD COMPANY AS DESCRIBED IN VOLUME 148, PAGE 414 OF THE DEED RECORDS OF JEFFERSON COUNTY, TEXAS, THE EAST CORNER OF THAT CERTAIN 2.303 ACRE TRACT OF LAND AS DESCRIBED IN AN INSTRUMENT OF RECORD IN VOLUME 1343, PAGE 91 OF SAID DEED RECORDS AND BEING THE NORTHEAST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE SOUTH 06° 18’ 56” EAST ALONG AND WITH THE SOUTHWEST RIGHT OF WAY LINE OF THE TEXAS & NEW ORLEANS RAILROAD COMPANY RIGHT OF WAY LINE FOR A DISTANCE OF 289.30 FEET (S 06° 39’ 00” E 289.30 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.) TO A POINT FOR CORNER;

THENCE CONTINUING ALONG AND WITH THE TEXAS & NEW ORLEANS RAILROAD COMPANY RIGHT OF WAY LINE THE FOLLOWING COURSES AND DISTANCES TO POINTS FOR CORNERS:

SOUTH 00° 00’ 04” WEST 67.30 FEET (S 00° 20’ 00” W 67.30 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.)

SOUTH 05° 15’ 04” WEST 118.78 FEET (S 04° 55’ 04” W 118.78 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.)

Loan Agreement – Schedule 1

American Electric Technologies, Inc.

SOUTH 11° 00’ 04” WEST 75.04 FEET (S 10° 40’ 00” W 75.04 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.)

THENCE SOUTH 17° 48’ 06” WEST CONTINUING ALONG AND WITH THE TEXAS & NEW ORLEANS RAILROAD COMPANY RIGHT OF WAY LINE FOR A DISTANCE OF 106.34 FEET (S 17° 04’ 00” W 107.30 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.) TO A 3/4” IRON ROD IN CONCRETE FOUND FOR THE SOUTHEAST CORNER OF THE HEREIN DESCRIBED TRACT AND THE SOUTHEAST CORNER OF THE SAID 3.175 ACRE TRACT;

THENCE SOUTH 89° 57’ 25” WEST WITH THE NORTH LINE OF THE REMAINDER OF A TRACT OF LAND CONVEYED TO TEXAS & NEW ORLEANS RAILROAD COMPANY IN AN INSTRUMENT RECORDED IN VOLUME 1121, PAGE 382 (CALLED PARCEL #1-2.4 ACRES) AND VOLUME 1184, PAGE 151 (CALLED 3593 SQUARE FEET) BOTH OF THE DEED RECORDS OF JEFFERSON COUNTY, TEXAS AND THE MOST EASTERLY SOUTH LINE OF THE HEREIN DESCRIBED TRACT FOR A DISTANCE OF 206.57 FEET (WEST 207.90 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.) TO AN ANGLE POINT, BEING IN THE APPROXIMATE CENTER OF AN OLD SPUR LINE, NOW MOSTLY COVERED OR REMOVED;

THENCE NORTH 38° 04’ 16” WEST WITH THE NORTHEAST LINE OF THE TEXAS & NEW ORLEANS RAILROAD COMPANY TRACT AND THE APPROXIMATE CENTER OF SAID OLD SPUR LINE FOR A DISTANCE OF 82.20 FEET (N 38° 16’ 00” W 82.20 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.) TO A POINT FORAN INTERIOR ELL CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE SOUTH 51° 56’ 44” WEST ALONG AND WITH THE MOST WESTERLY NORTH LINE OF THE TEXAS & NEW ORLEANS RAILROAD COMPANY TRACT AT 15.04 FEET PASS A 5/8” IRON ROD FOUND FOR THE NORTH CORNER OF A CALLED 1.710 ACRE TRACT OF LAND CONVEYED TO AIRGAS-SOUTHWEST, INC. IN AN INSTRUMENT OF RECORD IN CLERK’S FILE NO. 2008017098 OF THE OFFICIAL PUBLIC RECORDS OF JEFFERSON COUNTY, TEXAS AND CONTINUING ALONG AND WITH THE WEST LINE OF THE SAID 1.710 ACRE TRACT FOR A TOTAL DISTANCE OF 243.80 FEET (S 51° 45’ 00” W 243.80 FEET PER CF. NO. 2000015450 O.P.R.J.C.T.) TO A CAPPED IRON ROD SET IN THE EAST RIGHT OF WAY LINE OF S. MLK JR. PARKWAY (APPARENT 100 FOOT ROW), THE NORTHWEST CORNER OF SAID 1.710 ACRE TRACT AND THE SOUTHWEST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE NORTH 38° 06’ 00” WEST ALONG AND WITH THE EAST RIGHT OF WAY LINE OF S. MLK JR. PARKWAY FOR A DISTANCE OF 228.38 FEET (227.50 FEET CALC’D) TO A 5/8” IRON ROD FOUND FOR ANGLE POINT;

THENCE NORTH 37° 49’ 00” WEST ALONG AND WITH THE EAST RIGHT OF WAY LINE OF THE S. MLK JR. PARKWAY FOR A DISTANCE OF 249.46 FEET (N 37° 49’ 00” W 250.03 FEET PER FC. NO. 100-80-0398 R.P.R.J.C.T.) (BASIS OF BEARINGS) TO A CAPPED ROD SET TO REPLACE A 4” FENCE POST PREVIOUSLY FOUND FOR THE

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American Electric Technologies, Inc.

SOUTH CORNER THAT CERTAIN 1.783 ACRE TRACT OF LAND AS DESCRIBED IN AN INSTRUMENT OF RECORD IN THE CLERK’S FILE NO. 9729591 OF THE SAID OFFICIAL PUBLIC RECORDS AND BEING THE NORTHWEST CORNER OF THE HEREIN DESCRIBED TRACT;

THENCE NORTH 51° 54’ 34” EAST WITH THE SOUTH LINE OF SAID 1.783 ACRE TRACT AND THE MOST WESTERLY NORTH LINE OF THE HEREIN DESCRIBED TRACT FOR A DISTANCE OF 233.55 FEET (N 52’ 06’ 00” E 234.00 FEET PER FC. NO. 100-80-0398 R.P.R.J.C.T.) TO A 4” FENCE POST FOUND FOR ANGLE POINT IN THE MOST WESTERLY NORTH LINE OF THE HEREIN DESCRIBED TRACT;

THENCE NORTH 51’ 56’ 27” EAST WITH THE SOUTH LINE OF THE SAID 1.783 ACRE TRACT AND THE MOST WESTERLY NORTH LINE OF THE HEREIN DESCRIBED TRACT FORA DISTANCE OF 318.04 FEET (N 51’ 45’ 00” E 318.00 FEET PER FC. NO. 100-80-0398 R.P.R.J.C.T.) TO A 5/8” IRON ROD FOUND FOR ANGLE POINT OF THE MOST WESTERLY NORTH LINE OF THE HEREIN DESCRIBED TRACT;

THENCE NORTH 52° 26’ 51” EAST ALONG AND WITH THE SAID 1.783 ACRE TRACT FOR A DISTANCE OF 30.00 FEET (N 51°45’ E 28.90 FEET PER CF. NO. 9629164 O.P.R.J.C.T.) TO A CAPPED IRON ROD SET, REPLACING A DESTROYED PIPE PREVIOUSLY FOUND, IN THE SOUTH LINE OF A 2.303 ACRE TRACT OF LAND CONVEYED TO LAMAR STATE COLLEGE OF TECHNOLOGY IN AN INSTRUMENT RECORDED IN VOLUME 1343, PAGE 91 OF THE DEED RECORDS OF JEFFERSON COUNTY, TEXAS AND THE SOUTHEAST CORNER OF THE SAID 1.783 ACRE TRACT;

THENCE NORTH 89° 43’ 56” EAST WITH THE SOUTH LINE OF THE SAID 2.303 ACRE TRACT AND THE NORTH LINE OF THE HEREIN DESCRIBED TRACT FOR A DISTANCE OF 310.99 FEET (N 89°56’00” E 311.50 FEET PER CF. NO. 6916916 O.P.R.J.C.T.) TO THE POINT AND PLACE OF BEGINNING, CONTAINING IN AREA

9.125 ACRES (397,486 SF) OF LAND, MORE OR LESS.

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American Electric Technologies, Inc.

Schedule 5.09(a)

Subsidiaries

M&I Electric Industries, Inc.,

a Texas corporation

South Coast Electric Systems, LLC,

a Delaware LLC

Loan Agreement

American Electric Technologies, Inc.

Schedule 5.09(b)

Equity Investments

None

Loan Agreement
American Electric Technologies, Inc.

Schedule 5.09(c)

Assumed Names or Trade Names

None

Loan Agreement
American Electric Technologies, Inc.